Master Bond LLC (the "Registrant")
Master Total Return Portfolio (the "Fund")

77Q1(e):
Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to sub-item 77Q1(e) of Form
N-SAR, a copy of Amendment No. 1 to the Investment Management
Agreement between BlackRock Advisors, LLC and the Registrant, on behalf of the Fund.

Exhibit 77Q1(e)

Amendment No. 1 to the Investment Management Agreement
            This Amendment No. 1 to the Investment Management Agreement dated as of November 21, 2014 (the "Amendment") is entered into by and between Master Bond LLC, a Delaware limited liability company (the "Master LLC"), on behalf of Master Total Return Portfolio (the "Series"), and BlackRock Advisors, LLC, a Delaware limited liability company (the "Adviser").
            WHEREAS, the Master LLC, on behalf of the Series, and the Adviser have entered into an Investment Management Agreement dated as of September 29, 2006 (the "Management Agreement") pursuant to which the Adviser agreed to act as investment adviser to the Series; and
            WHEREAS, the Management Agreement provides that the Master LLC, on behalf of the Series, will pay to the Adviser a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A thereto; and
            WHEREAS, the Management Agreement may be amended in accordance with Section 14 of the Management Agreement; and
            WHEREAS, the Board of Directors, including a majority of those Directors who are not interested persons of the Master LLC, approved an amendment to the Management Agreement as set out in this Amendment at an in-person meeting held on November 11, 2014.
            NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Schedule A of the Management Agreement is hereby amended as set forth on the Appendix A attached hereto with respect to the Series.


2.
Except as otherwise set forth herein, the terms and conditions of the Management Agreement shall remain in full force and effect.


            IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Investment Management Agreement to be executed by their officers designated below as of the day and year first written above.

MASTER BOND LLC

By:
     /s/ John M. Perlowski
Name: John M. Perlowski
 Title: President and Chief Executive Officer

BLACKROCK ADVISORS, LLC
By:
     /s/ Neal J. Andrews
Name: Neal J. Andrews
 Title: Managing Director

Appendix A

                 Advisory Fee (as a percentage of average
                         daily net assets)

Master Total Return Portfolio
                     First $250 million  0.16%

                     $250 million - $500 million  0.12%

                     $500 million - $750 million  0.08%

                     Over $750 million  0.05%